Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext. 201
E-mail: investor@spatializer.com
FOR RELEASE AT 8 A.M. EST
Spatializer Audio Laboratories Announces Resignations
Company to Pursue Strategic Transaction
SAN JOSE, Calif., December 22, 2005 – Spatializer Audio Laboratories, Inc. (OTCBB: SPAZ) announced today that Gil Segel and Jim Pace, two of its independent directors, have resigned from the Board of Directors effective December 19, 2005. In addition, Henry R. Mandell will be resigning as CEO, CFO and as an employee of the company effective January 6, 2006, for personal reasons. Mr. Mandell will be continuing as a director and as Chairman and Secretary of the company. While the company and Mr. Mandell are interested in Mr. Mandell serving as a part-time consultant during the transition, the terms of such a consulting arrangement have not been finalized.
Strategic Equity Group, financial advisor to the company, is exploring strategic alternatives for the company, which may include a merger, asset sale, investment in the company or another comparable transaction or a financial restructuring. The company expects to announce a specific plan for pursuing such transactions in January 2006. The company indicated that it intends to continue normal operations in the interim. The company remains liquid and has no long term debt and minimal short term debt.
Spatializer Chairman Henry R. Mandell stated, “Despite our continuing efforts to secure new design wins, fully capitalizing on the opportunities in the PC, consumer electronics and cellular phone markets require more financial and human resources than are currently available to us. We remain dependent upon our licensees’ marketing plans, timing of licensees’ new product launches as well as market acceptance of their products. Without the services of a full-time CEO, under the circumstances, the Board believes that pursuing a strategic transaction is the best available alternative to try to maximize shareholder value.”
About Spatializer
Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo and Sharp , among others. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ.

The company is headquartered in San Jose, CA, with executive offices in Westlake Village, CA and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company’s Investor Relations Department at 408- 453-4180 or by writing to investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to intense competition and pricing pressure, complete dependence on product shipments of third-party licensees and the timing and execution of their marketing plans, delay in revenue streams due to delays in new product development, fluctuating operating results and its effect on sustainable operations, the availability of additional capital, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) and the circle-in-the-square device are registered trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2005 Spatializer Audio Laboratories, Inc.